FORM 4



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/  / Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         Four Partners
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99

5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value ("Common Stock")
         Common Stock
         Common Stock
         Common Stock
         Common Stock
         Common Stock
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         6/18/99
         6/21/99
         6/24/99
         6/28/99
         6/29/99
         6/30/99
         6/30/99

3.   Transaction Code:

      (Instr. 8)



      Code

         P
         P
         P
         P
         P
         P
         P

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

                    1,100       A              14.95                    6/18/99
                    2,100       A              15.11                    6/21/99
                   10,000       A              14.76                    6/24/99
                    7,500       A              13.94                    6/28/99
                   11,600       A              13.73                    6/29/99
                    5,000       A              13.20                    6/30/99
                   90,000       A              13.18                    6/30/99


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

        488,800



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.



*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code

5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date





7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)





10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

         This Form 4 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         6. Four Partners, a New York general partnership ("FP")

         7. The Thomas J. Tisch 1999 Annuity Trust II ("Thomas Tisch GRAT II");

         8. The Daniel R. Tisch 1999 Annuity Trust II ("Daniel Tisch GRAT II");

         9. The James S. Tisch 1999 Annuity Trust II ("James Tisch GRAT II");
and

         10. The Andrew H. Tisch 1999 Annuity Trust II ("Andrew Tisch GRAT II"; and collectively with Thomas Tisch GRAT II, Daniel Tisch GRAT II and James Tisch GRAT II, the "GRATs II").

         11. The Thomas J. Tisch 1999 Annuity Trust VI ("Thomas Tisch GRAT VI");

         12. The Daniel R. Tisch 1999 Annuity Trust VI ("Daniel Tisch GRAT VI");

         13. The James S. Tisch 1999 Annuity Trust VI ("James Tisch GRAT VI");
and

         14. The Andrew H. Tisch 1999 Annuity Trust VI ("Andrew Tisch GRAT VI"; and collectively with Thomas Tisch GRAT VI, Daniel Tisch GRAT VI and James Tisch GRAT VI, the "GRATs VI" and together with the GRATs II, the "GRATs").

         FP is the designated filer.

         The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which

James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch."

         The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

         Each of the GRATS is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT II. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT II. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VI. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VI. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VI. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT VI.

         Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRAT for which he is the grantor.

         The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.


[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Four-Fourteen Partners LLC
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         300,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date

7. Title and Amount of Underlying Securities:



       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Thomas J. Tisch 1999 Annuity Trust II
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         409,625



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

     Code




5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch 1999 Annuity Trust II
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         409,625



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date







7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)





11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch 1999 Annuity Trust II
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         409,625



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)





           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch 1999 Annuity Trust II
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         409,625



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code

5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Thomas J. Tisch 1999 Annuity Trust VI
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         137,500



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch 1999 Annuity Trust VI
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         137,500



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date







7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)





11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch 1999 Annuity Trust VI
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         137,500



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)





           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch 1999 Annuity Trust VI
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         137,500



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code

5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Thomas J. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)


         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code




4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         547,125



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)


9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99


Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mentor Partners, L.P.
         500 Park Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10022
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         547,125



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)


9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)


         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         547,125



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 6/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)


         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         6/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         547,125



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)





           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            FOUR PARTNERS

                                            By    /s/ Thomas J. Tisch
                                              ----------------------------
                                                  Thomas J. Tisch, Manager


                                            FOUR-FOURTEEN PARTNERS, LLC

                                            By    /s/ Thomas J. Tisch
                                              ----------------------------
                                                  Thomas J. Tisch, Manager


                                            /s/ Andrew H. Tisch
                                            ------------------------------
                                                Andrew H. Tisch


                                            /s/ Daniel R. Tisch
                                            ------------------------------
                                                Daniel R. Tisch


                                            /s/ James S. Tisch
                                            ------------------------------
                                                James S. Tisch


                                            /s/ Thomas J. Tisch
                                            ------------------------------
                                                Thomas J. Tisch

                                            THE ANDREW H. TISCH 1999 ANNUITY
                                            TRUST II

                                            By    /s/ Daniel R. Tisch
                                              ----------------------------
                                                  Daniel R. Tisch, Trustee

                                            THE DANIEL R. TISCH 1999 ANNUITY
                                            TRUST II

                                            By    /s/ James S. Tisch
                                              ----------------------------
                                                  James S. Tisch, Trustee


                                            THE JAMES S. TISCH 1999 ANNUITY
                                            TRUST II

                                            By    /s/ Thomas J. Tisch
                                              ----------------------------
                                                  Thomas J. Tisch, Trustee


                                            THE THOMAS J. TISCH 1999 ANNUITY
                                            TRUST II

                                            By    /s/ Andrew H. Tisch
                                              ----------------------------
                                                  Andrew H. Tisch, Trustee


                                            THE ANDREW H. TISCH 1999 ANNUITY
                                            TRUST VI

                                            By    /s/ Daniel R. Tisch
                                              ----------------------------
                                                  Daniel R. Tisch, Trustee


                                            THE DANIEL R. TISCH 1999 ANNUITY
                                            TRUST VI

                                            By    /s/ James S. Tisch
                                              ----------------------------
                                                  James S. Tisch, Trustee


                                            THE JAMES S. TISCH 1999 ANNUITY
                                            TRUST VI

                                            By    /s/ Thomas J. Tisch
                                              ----------------------------
                                                 Thomas J. Tisch, Trustee


                                            THE THOMAS J. TISCH 1999 ANNUITY
                                            TRUST VI

                                            By    /s/ Andrew H. Tisch
                                              ----------------------------
                                                  Andrew H. Tisch, Trustee

Date: July 12, 1999

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.